Exhibit 5.2

Please Reply to Las Vegas Office

Writer's email: kstein@nevadafirm.com

April 24, 2019

KushCo Holdings, Inc. 11958 Monarch Street Garden Grove, California 92841

Re:	KushCo Holdings, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

At your requests, we have acted as special Nevada counsel to KushCo Holdings, Inc., a Nevada corporation (the “Company”) and its counsel, Burns & Levinson LLP (“Burns & Levinson”), and have examined the Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission by KushCo Holdings, Inc., under the Securities Act of 1933, as amended, with respect to the registration of up to $250,000,000 of any combination of (i) common stock, par value $0.001 per share (the “Common Stock”), of the Company, (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), (iii) warrants to purchase Common Stock, Preferred Stock, Debt Securities or Units (as defined below ) (“Warrants”) (iv) debt securities of the Company (“Debt Securities”) or (v) units comprised of Common Stock, Preferred Stock, Debt Securities and Warrants in any combination (“Units”). The Common Stock, Preferred Stock, Warrants, Debt Securities and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement. We are providing this letter to express our opinion on the matters set forth in the numbered paragraphs below.

KushCo Holdings, Inc.

April 24, 2019

This opinion is furnished to the Company and Burns & Levinson and is provided to supplement the opinion of Burns & Levinson in regards to the Registration Statement (“Burns & Levinson Opinion”). As such, this opinion is intended to supplement the Burns & Levinson Opinion. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Burns & Levinson Opinion or the Registration Statement. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

To the extent our opinion set forth in Paragraph 1 below is dependent on the existence and good standing under the laws of the State of Nevada, we have relied exclusively on the Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated April 11, 2019. In connection with our opinion expressed in paragraph 2 below, we have assumed that, at or prior to the time of the delivery of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, the registration will apply to all the Securities to be issued, and will not have been modified or rescinded.

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”), and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•	with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Company’s Amended and Restated Articles of Incorporation (the “Charter”) and applicable law, and (b) the execution, acknowledgement and filing with the Nevada Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law; and

KushCo Holdings, Inc.

April 24, 2019

•	with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

3.	Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

4.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

KushCo Holdings, Inc.

April 24, 2019

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is rendered on, as speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts or circumstance that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ HOLLEY, DRIGGS, WALCH,
FINE, PUZEY, STEIN & THOMPSON

HOLLEY, DRIGGS, WALCH,
FINE, PUZEY, STEIN & THOMPSON